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                                                                     Exhibit 8.1

March 24, 2000

Mellon Financial Corporation
One Mellon Center
500 Grant Street
Pittsburgh, PA  15258

Re:      Mellon Financial Corporation
         Mellon Funding Corporation
         Debt Securities Registration Statement on Form S-3


Gentlemen:

I am the Senior Vice President and Controller of Mellon Financial Corporation and Senior Vice President, Controller and Director of Taxes of Mellon Bank, N.A., the principal subsidiary of Mellon Financial Corporation, a Pennsylvania corporation (the "Corporation"). In that capacity, I am responsible for the corporate tax affairs of the Corporation and its subsidiaries, and I have acted as tax counsel for the Corporation in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus (the "Prospectus") contained therein as filed with the Securities and Exchange Commission.

I hereby confirm my opinion as set forth under the heading "Tax Considerations" in the Prospectus.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name in the Prospectus under the heading "Validity of Debt Securities and Guarantees." By giving such consent, I do not thereby admit that I am within the category of the persons whose consents are required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,




/s/ MICHAEL K. HUGHEY